UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 16, 2017

Dermira, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware	001-36668	27-3267680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Middlefield Road, Suite 150 Menlo Park, California	94025
(Address of Principal Executive Offices)	(Zip Code)

(650) 421-7200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 16, 2017, Dermira, Inc. (“Dermira”) completed its previously announced sale of $287.5 million aggregate principal amount of 3.00% Convertible Senior Notes due 2022 (the “Notes”), in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act.

The Notes were issued pursuant to an Indenture, dated as of May 16, 2017 (the “Indenture”), between Dermira and U.S. Bank National Association, as trustee (“U.S. Bank”). The Notes are senior, unsecured obligations of Dermira. The Notes will bear interest at a rate of 3.00% per year, payable in cash semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2017. The Notes mature on May 15, 2022, unless earlier converted or repurchased in accordance with their terms.

Dermira may not redeem the Notes prior to the maturity date, and no sinking fund is provided for the Notes.

The Indenture includes customary terms and covenants, including certain events of default after which the Notes may be due and payable immediately. The following events are considered “events of default,” which may result in acceleration of the maturity of the Notes:

1.	failure by Dermira to pay the interest on any Note when the Note becomes due and payable and the failure continues for a period of 30 days;

2.	failure by Dermira to pay the principal of any Note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

3.	failure by Dermira to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right for a period of five business days;

4.	failure by Dermira to give a fundamental change repurchase right notice at the time and in the manner provided in the Indenture;

5.	failure by Dermira to comply with its obligations under the Indenture with respect to a consolidation, merger or sale of assets of Dermira;

6.	failure by Dermira to perform any of the agreements contained in the Notes or the Indenture and such failure continues for 60 days after notice given in accordance with the Indenture;

7.	failure to pay principal or interest when due at final maturity, upon required repurchase or upon acceleration of any indebtedness for money borrowed by Dermira or any of its significant subsidiaries (as defined in the Indenture) in an aggregate outstanding principal amount in excess of $15 million, which indebtedness is not discharged, or which acceleration is not cured or rescinded, within 30 days after written notice as provided in the Indenture;

8.	certain events of bankruptcy, insolvency or reorganization of Dermira or any of its significant subsidiaries occurs; or

9.	failure by Dermira or any of its subsidiaries to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $15 million, if the judgments are not paid, discharged or stayed within 60 days.

The Notes are convertible into shares of Dermira’s common stock, par value $0.001 per share (“common stock”), at an initial conversion rate of 28.2079 shares of common stock per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $35.45 per share of common stock. The conversion rate and the corresponding conversion price will be subject to adjustment upon the occurrence of certain events, but will not be adjusted for any accrued and unpaid interest.

Holders of the Notes who convert their Notes in connection with a make-whole fundamental change (as defined in the Indenture) are, under certain circumstances, entitled to an increase in the conversion rate.

Additionally, in the event of a fundamental change, holders of the Notes may require Dermira to repurchase all or a portion of their Notes at a price equal to 100% of the principal amount of Notes, plus any accrued and unpaid interest, including any additional interest to, but excluding, the repurchase date.

Holders of the Notes may convert all or a portion of their Notes at their option at any time prior to the close of business on the business day immediately prior to May 15, 2022, in multiples of $1,000 principal amount.

A copy of the Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The description of the Notes contained in this Form 8-K does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registration

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above is incorporated by reference into this Item 3.02.

Item 8.01	Other Events.

On May 16, 2017, Dermira issued a press release announcing the closing of the offering of the Notes. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture, dated as of May 16, 2017, between Dermira, Inc. and U.S. Bank National Association (including the form of 3.00% Convertible Senior Notes due 2022).

99.1	Press release dated May 16, 2017 announcing the closing of the offering of the Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 16, 2017	DERMIRA, INC.

	By:	/s/ Andrew L. Guggenhime
	Name:	Andrew L. Guggenhime
	Title:	Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture, dated as of May 16, 2017, between Dermira, Inc. and U.S. Bank National Association (including the form of 3.00% Convertible Senior Notes due 2022).

99.1	Press release dated May 16, 2017 announcing the closing of the offering of the Notes.